Exhibit 10.44

December 26, 2023
CONFIDENTIAL
[Name]
[Address]
[City, State, Zip Code]
Dear [Name]:
This letter agreement (this “Agreement”) memorializes your agreement and understanding with American Equity Investment Life Holding Company (the “Company”) regarding certain accelerated payments and/or vesting and settlement in connection with the anticipated closing of the merger (the “Closing”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 4, 2023, by and among the Company, Brookfield Reinsurance Ltd. (“Parent”), Arches Merger Sub Inc., and solely for the limited purposes set forth therein, Brookfield Asset Management Ltd.
I.Accelerated Payment and/or Vesting and Settlement of Awards
Pursuant to the Merger Agreement, in anticipation of the Closing, the Company may (a) accelerate payment of your annual cash incentive award (the “Cash Bonus”) under the Company’s Short-Term Incentive Plan (as amended, the “STIP”) and (b) accelerate the vesting and settlement of your unvested and outstanding equity awards, in each case less applicable taxes and withholdings, on or prior to December 31, 2023. The purpose of the accelerated payments and/or vesting and settlement is to reduce any potential adverse tax consequences as a result of the Closing to which you, the Company or the Company’s successors may become subject under Sections 4999 and 280G of the Internal Revenue Code of 1986, as amended (the “Code”).
Subject to your continued employment in good standing through December 29, 2023 (the “Payment Date”), on the Payment Date, the Company will pay you [Amount], less applicable deductions and withholdings, representing your Cash Bonus earned in respect of the 2023 fiscal year (the “2023 Bonus”), calculated based on the actual level of achievement of the applicable performance metrics. The 2023 Bonus will be treated for tax withholding and reporting purposes as taxable compensation to you when made.
II.Repayment Obligations
With respect to the 2023 Bonus, in the event your employment with the Company is terminated by the Company for Cause (as defined in your Change in Control Agreement with the Company) or by you without a Good Reason (as defined in your Change in Control Agreement with the Company) (each such termination, a “Non-Qualifying Termination”) before the original payment date in 2024 of the 2023 Bonus, you hereby agree that you will promptly (but in any event no later than 15 days following such Non-Qualifying Termination) repay to the Company the 2023 Bonus.
In the event the Closing does not occur, or the Merger Agreement is terminated in accordance with its terms without the Closing having occurred, the repayment obligations set forth in this Section II shall terminate and have no further effect.

III.Miscellaneous
The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Iowa, without reference to principles of conflict of law. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by operation of law, or otherwise (including, after the Closing, Parent and its affiliates).
This Agreement is intended to comply with the requirements of Section 409A of the Code (to the extent applicable) and shall be interpreted, operated and administered accordingly. Each payment under this Agreement will be treated as a separate payment for purposes of Section 409A of the Code.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

Sincerely,

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY
By:
Dated:

AGREED AND ACCEPTED BY:
By:
Dated: